Exhibit 10.15

Strictly Private & Confidential

Partnership Agreement

THIS TERM SHEET is made on 16 March 2021 between the following parties:

(A)	Vertical Aerospace Group Ltd, (registered number 08330792), whose registered office is at 140-142 Kensington Church Street, London, England, W8 4BN (“Vertical”); and

(B)	Avolon Aerospace Leasing Limited, (registered number MC-236969), whose registered office is at Number One Ballsbridge, Building One, Shelbourne Rd, Ballsbridge, Dublin 4 (“Avolon”);

(each a “Party” and together, the “Parties”).

Part 1 – General

1. BACKGROUND	(A)	Vertical is a leading designer and manufacturer of electric, zero carbon emission, vertical take off and landing (“eVTOL”) aircraft.

	(B)	Avolon is a global leader in aircraft leasing, with 840+ owned, managed and committed aircraft deployed in 60+ countries serving 140+ airlines.

	(C)	Vertical has developed the VA-X4 (the “Aircraft”), a piloted eVTOL capable of carrying 4 passengers with a top speed of up to 200 mph and a range of up to 100-120 miles.

	(D)	A new entity will be incorporated, “Avolon E”, an electric aircraft leasing company. The company will be owned 40% by Avolon and the remaining portion initially owned by key Avolon partners (“Avolon Partners”).

	(E)	Avolon E plans to pre-order $1.25 billion of the Aircraft and has an option to acquire a further $750 million of the Aircraft by 2027.

	(F)	On 03.03.2021 the Parties signed a Mutual Non-Disclosure Agreement (the “NDA”).

	(G)	This Term Sheet outlines:

(1) the terms and conditions of the aircraft pre-order;

(2) the terms and conditions around the formation of a working group to begin commercial aircraft operations as soon as possible;

(3) the terms and conditions regarding the issuance of equity warrants in Vertical to Avolon and the Avolon Partners; and

(4) the terms and conditions regarding investment by Avolon in Vertical.

2. BINDING NATURE	This Term Sheet is legally binding

3. CONFIDENTIALITY	It is agreed that this Term Sheet is and all discussions relating to it or the transactions envisaged in it (and any documents or data arising in relation to the same) shall be confidential information for the purposes of the NDA.

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This Term Sheet and the transactions contemplated in it as well as the identity of the Parties will be kept strictly confidential by the Parties except:

	(A)	If the other Parties consent in writing to the release of any such information (such consent not to be unreasonably withheld or delayed), and on the basis that a draft is provided for the other relevant Party’s prior review and approval. The Parties have a common intent to make a jointly agreed public announcement about the transactions envisaged by this TermSheet shortly after execution;

	(B)	If the other Party is obligated by law, the rules of a recognised stock exchange or regulatory inspection to disclose such information; or

	(C)	for disclosure to such party’s affiliates and its and their directors, officers, employees, members, potential investors and advisors who have a need to know.

4. EXCLUSIVITY	Neither party shall be bound in any way by exclusivity

5. GOVERNING LAW AND JURISDICTION	This Term Sheet and any non-contractual obligations arising out of or in connection with it or its subject matter shall be governed and construed in accordance with the laws of England and Wales and the Parties hereby submitto the exclusive jurisdiction of the courts of England to settle any dispute or claim arising out of or in connection with this Term Sheet or its subject matter or formation.

6. EXPENSES	Each Party shall be liable for its own costs and expenses in connection with the preparation, review and negotiation of this Term Sheet and any transaction documents.

Part 2 – Aircraft Master Purchase Agreement

7.	SELLER	Vertical (“Seller”)

8.	PURCHASER	Avolon E or a related body corporate (“Purchaser”)

9.	PRODUCT	VA-X4

10.	PRODUCT	The product shall meet the following specification
SPECIFICATION
		●	Type: Piloted
		●	Passengers: Pilot + 4
		●	Top Speed: 202mph
		●	Range: 100miles
		●	Payload: 450kg in piloted mode
		●	Fuel: Electric
		●	Noise: 45db cruise / <70db hover
		●	Default Exterior Branding: Vertical

11.	PRODUCT CUSTOMISATION	The Seller and the Purchaser to agree standardised product specification and variant document to be produced by the Seller by 30 June 2023.

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12.	PRODUCT	Product will be certified with the following authorities:
CERTIFICATION
	AND	● Civil Aviation Authority (“CAA”)
	REGISTRATION	● European Union Aviation Safety Agency (“EASA”)
● Federal Aviation Administration (“FAA”)

Additional validations will follow to enable the Aircraft to be operated in other jurisdictions.

The Purchaser shall be responsible for the registration, filing and/or recording of any documents and interests relating to the Aircraft with the relevant aviation authorities.

13.	PRODUCT PRICE	The pricing strategy continues to be developed, and Avolon E shall purchase aircraft according to Vertical’s pricing at the time of contracting a firm order on a most favoured nation basis. (details including application of discounts or credits to be discussed as part of long form documentation). The parties will also agree overall caps on the proportion of aircraft to be sold to lessors on a speculative basis in any given time period, as well as the level of co-operation in placing from the lessor order book to operators versus direct sales from Vertical.

14.	FIRST AVAILABLE DELIVERY DATE	1 October 2024

15.	PURCHASE ORDER DURATION	3 years from First Available Delivery Date, extendable at the Purchaser’s request by 2 years.

16.	PRE-DELIVERY PAYMENTS	None

17.	PAYMENT AND DELIVERY	On delivery. The Parties shall discuss in good faith and mutually agree who bears responsibility for customs duties, taxes and the delivery destination of each aircraft.
DESTINATION

18.	INITIAL PURCHASE ORDER COMMITMENT	The Purchaser shall purchase $1.25bn of Aircraft (i.e. approximately 300 Aircraft) over the Purchase Order Duration. The Purchaser shall have the option to acquire a further $750m of Aircraft (i.e. approximately a further 180 Aircraft).

Purchaser shall have conversion rights into any more recent developed variants or design iterations which may be launched by the Seller.

19.	LEASE CONDITIONS	The Purchaser may lease an Aircraft to a third party provided (a) the proposed lessee is a solvent party with the required credentials to be a credible operator of the aircraft, (b) such lease or any related financing does not impose any greater liability, obligation or cost to the Seller at the time of such lease /related financing and (c) the Purchaser shall reimburse any reasonable external costs (including legal to the Seller) connected with the lease.

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20.	PURCHASE ORDER NOTICE	The Purchaser shall provide notice to the Seller in writing of its firm order for Aircraft under this purchase order at least 12 months prior to the month in which aircraft are to be delivered.

21.	MAINTENANCE AND SUPPORT	In addition to manufacturing and delivering the Aircraft, the Seller will provide various ancillary goods and services to the Purchaser, the specific nature of which shall be agreed by June 30 2023. These ancillary goods and services include operations and field services engineering, technical support and training, spare parts support, smart charging systems, training of flight crews in the operation of aircraft, a complete set of technical manuals, software and other materials (including subsequent revisions) and a maintenance regime (including locations and entities accredited to perform such maintenance) with respect to each aircraft. The scope of such services shall be developed by the Joint Working Group described below.

22.	ASSIGNMENT	No rights of assignment shall be afforded to the Purchaser without the prior written consent of the Seller other than to related parties and affiliates where Avolon holds at least 40% of the share capital.

23.	TERMINATION FOR CONVENIENCE	The Purchaser shall be entitled to terminate this Purchase order for convenience without penalty by providing written notice to the Seller by 1 July 2023. Thereafter the Purchaser shall be bound to purchase the stated Initial Purchase Order Commitment.

In the event the Purchaser elects to terminate for convenience they shall retain any vested issued equity warrants (as outlined in Part 4).

Part 3 – Vertical – Avolon Joint Working Group

24.	PURPOSE	Vertical and Avolon to establish a joint working group to enable the prompt certification and deployment of Vertical Aircraft in commercial operations with Avolon’s customers

25.	CERTIFICATION	Avolon to provide access to airline carriers and help establish a network of expertise to assist Vertical in its certification programme.

26.	GO TO MARKET STRATEGY	The Purchaser shall commit to the joint marketing of Vertical and the Aircraft to its existing customer base, in particular with the aim to create early demonstrator hubs in core urban air mobility (“UAM”) markets with prime carriers. In addition, both parties shall commit to a joint marketing campaign of 24 months to take place over the course of October 2023 to October 2025, subject to the achievement of the target initial delivery.

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Part 4 – Equity Warrants

27.	PURPOSE	Vertical is a new aircraft company pioneering technology in UAM. Vertical is currently undertaking a public market listing via a special acquisition company (“SPAC”) in order to raise the capital required to bring our product to market. In recognition of Avolon’s commitment to Vertical to bring product to market, Vertical will issue Avolon with equity warrants in Vertical.

28.	WARRANTS	Vertical will issue 7% equity warrants in Vertical with a zero strike price, distributed in proportion to the Avolon E shareholding.

29.	EXERCISE AND	3% of Warrants to vest at completion of Vertical’s de-SPAC;
VESTING
2% of Warrants to vest in the event Avolon E enters into a firm commitment to place or sell 100 aircraft with a prime carrier by 31 March 2022 or 1% of Warrants in the event Avolon E enters into a firm commitment to place or sell 100 aircraft with a prime carrier between 1 April 2022 and 30 September 2022;

2% of Warrants to vest proportionately on binding contractual commitment to acquire the first $1.25bn of the purchase order (e.g. a $625m fulfilment would result in 1%).

Exercise will be linked to each of the vesting milestones above.

30.	TERM	The Warrants will remain outstanding for 5 years.

Part 5 – Avolon Equity Investment

31.	Investment	Avolon to invest $15m in Vertical as part of the PIPE

32.	Governance	Domhnal Slattery of Avolon to join the board of Vertical as non-exec director

Avolon E’s commitment, use of Avolon brand and Avolon’s investment remain at all times subject to satisfactory review and input into selection of SPAC sponsor and PIPE marketing process. On signing of this term sheet, Vertical will ensure full transparency in the marketing and selection process for Avolon executive team.

The transaction in its entirety remains subject to Avolon’s Board approvals.

Part 6 – Next Steps

33.	PROPOSED NEXT STEPS	Following execution of this Term Sheet, the Parties anticipate the next steps to be as follows:

		(A)	Each of Vertical and Avolon to assign deal leads for the collaboration;

		(B)	The drafting, negotiation and entering into:

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	(1)	A long form Master Purchase Order Agreement

	(2)	A Working Group Collaboration Agreement;

	(3)	An Equity Warrant Agreement;

	(4)	An equity Subscription Agreement;

(together, the “Transaction Documents”); and

(C)	The parties to announce a joint press release regarding their transaction, or as required for regulatory reasons, at a time to be agreed.

Each Party hereby confirms its acceptance and agreement to the terms contained in this Term Sheet.

/s/
Director,
Duly authorised for and on behalf of Avolon Aerospace Leasing Limited

Date:	16 March 2021

/s/
Director,
Duly authorised for and on behalf of Vertical Aerospace Group Ltd

Date:	16 March 2021